Exhibit 4.3

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. THIS NOTE IS SUBJECT TO THAT CERTAIN AMENDED AND RESTATED NOTE AND WARRANT PURCHASE AGREEMENT, DATED AUGUST     , 2013 BY AND AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN, AS AMENDED.

CONVERTIBLE PROMISSORY NOTE

$	Issue Date:

For value received, Thar Pharmaceuticals, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), promises to pay to                      (the “Holder”), unless this Note is earlier prepaid pursuant to Section 1.3 or earlier converted pursuant to Section 2, the principal sum of                      Dollars ($        ), together with any and all interest accrued but unpaid thereon. This Note is one of the series of Notes issued pursuant to that certain Amended and Restated Note and Warrant Purchase Agreement dated as of August 14, 2013, by and among the Company and the Purchasers listed in Schedule A thereto (as so amended and restated, the “Agreement”). In addition to the terms and conditions of the Agreement, this Note is subject to the following terms and conditions.

1. Maturity.

1.1 Maturity Date. Unless earlier prepaid as provided in Section 1.3 or earlier converted as provided in Section 2, this Note will automatically mature and be due and payable on the earlier of (a) the fifth anniversary of the date of the Agreement (the “Maturity Date”) or (b) the occurrence of an Event of Default (as defined in Section 4).

1.2 Interest. Interest shall accrue on the unpaid principal amount at a rate of 0.5% per annum computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and any and all interest accrued thereon are paid (or converted, as provided in Section 2 hereof). Subject to Section 1.3 and Section 2, interest shall not be due and payable until the earliest of (a) the Maturity Date, or (b) the occurrence of an Event of Default.

1.3 Prepayment.

(a) The Company shall have the right at its option at any time and from time to time to prepay this Note, in whole or in part, without the prior consent of the Holder (“Prepayment Right”). In order to exercise the Prepayment Right the Company shall give written notice to the Holder (the “Prepayment Notice”) which shall set forth (a) the amount of principal being prepaid plus any and all interest accrued but unpaid thereon (the “Prepayment Amount”), and (b) the amount equal to 1.5 times the Prepayment Amount (the “Prepayment Premium”).

(b) No later than ten (10) days following receipt of the Prepayment Notice the Holder shall surrender the original copy of this Note signed by the Holder and marked “Cancelled in Whole Pursuant to Section 1.3 of this Note” or “Cancelled in Part Pursuant to Section 1.3 of this Note”, as applicable. The Company shall pay the Prepayment Premium in cash to the Holder no later than five (5) days following its receipt of such Note and, in the event that this Note is being prepaid in part, the Company shall deliver a new Note to the Holder in the principal amount of the unpaid principal sum.

(c) Upon prepayment of this Note or any portion thereof in accordance with this Section, all rights with respect to this Note (or the portion thereof which is prepaid) shall terminate, whether or not the Note has been surrendered for cancellation, and the Company will be forever released from all of its obligations and liabilities under this Note (or the portion thereof which is prepaid) except its obligation to pay the Prepayment Premium in cash pursuant to Section 1(b) above.

2. Conversion.

2.1 Series A-1 Conversion Right. At any time prior to 5:00 p.m. on the 30th day following the delivery to the Holder of the results of the Company’s first-in-human dosing and analysis of blood serum levels of normal human volunteers to evaluate the pharmacokinetic effects of the Company’s oral zoledronic acid product opportunity (“Human PK Expiration Date”), the Holder shall have the right (the “Series A-1 Conversion Right”) to convert all or a portion of the entire unpaid principal amount of this Note, together with any interest accrued but unpaid thereon (such principal amount and interest, the “Outstanding Amount”), into shares of the Company’s Series A-1 Convertible Preferred Stock, par value $.001 per share (“Series A-1 Preferred Stock”). The number of shares of the Company’s Series A-1 Preferred Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the Outstanding Amount or the portion thereof that the Holder desires to convert into Series A-1 Preferred Stock, by (ii) $11.68. In order to exercise the Series A-1 Conversion Right, the Holder shall give written notice to the Company not later than the close of business on the Human PK Expiration Date that the Holder is exercising the Series A-1 Conversion Right and the portion of the Outstanding Amount, if less than all, that the Holder desires to convert into Series A-1 Preferred Stock (“Series A-1 Conversion Notice”).

2.2 Equity Securities Conversion Right.

(a) If at any time following the Human PK Expiration Date, the Company proposes to issue Equity Securities in a capital raising transaction for gross proceeds of not less than $500,000 (provided that the Company may waive or reduce such amount) (“Financing”), it will give the Holder written notice (a “Notice of Proposed Financing”) of its intention, describing the type and amount of Equity Securities proposed to be issued in such Financing, the proposed Issuance Price thereof, the material terms upon which the Company proposes to issue such Equity Securities and the scheduled closing date. The Company will give the Holder such Notice of Proposed Financing at least fifteen (15) days prior to the Company’s closing on such Financing so that the Holder may convert all or a portion of the Outstanding Amount into such Equity Securities simultaneously with the closing (“Equity Securities Conversion Right”). If the Company has not received written notice from the Holder on or before the third day prior to the closing on such Financing confirming that Holder desires to exercise the Equity Securities Conversion Right and, if less than all, the portion of the Outstanding Amount that the Holder desires to convert into shares of Equity Securities that are the subject of the Notice of Proposed Financing, the Holder shall no longer be entitled to convert any of the Outstanding Amount into the Equity Securities that are the subject of the Notice of Proposed Financing. The number of Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the Outstanding Amount or the portion thereof that the Holder desires to convert into Equity Securities, by (ii) the Issuance Price per share of the Equity Securities rounded to the nearest whole share. Upon such conversion, the Holder will execute such agreements as may be entered into by the investors in the Financing and such other agreements as may reasonably be requested by the Company. For the avoidance of doubt, the Equity Securities Conversion Right shall apply to any subsequent Financing for so long as any portion of the Outstanding Amount remains outstanding

(b) For purposes of this Section 2.2 the following terms shall have the meanings set forth below:

(i) “Equity Security” means any shares of the Company’s capital stock other than (a) securities issued by the Company in the acquisition of another corporation or other entity by the Company by merger, consolidation, purchase of all or substantially all of the assets or otherwise, (b) shares of the Company’s capital stock or related options to acquire shares of capital stock issued to employees, consultants, officers, directors, and advisors of the Company pursuant to any stock option, stock grant, stock purchase or other similar compensation plan, (c) shares of the Company’s capital stock issued in connection with any stock split, stock dividend or other recapitalization of the Company, (d) shares of the Company’s capital stock issued pursuant to commitments and other instruments outstanding as of the date hereof, (e) securities issued in connection with transactions involving research or development funding, technology licensing or joint marketing or manufacturing arrangements approved by the board of directors of the Company or (f) in connection with arm’s length equipment lease financing arrangements or bank financing transactions approved by the Board of Directors provided that such shares of capital stock are not the sole component of any such financing.

(ii) “Issuance Price” shall mean, with respect to any Equity Security, the consideration received by the Company upon the issuance of such Equity Security (which, in the case of Equity Securities issued upon conversion, exercise or exchange of any rights to acquire Equity Securities, shall include any consideration received by the Company upon the issuance or grant of such rights). If such consideration consists of property other than cash, the value of such consideration shall be the fair market value thereof as determined in good faith by the Board of Directors of the Company.

2.3 Mechanics and Effect of Conversion.

(a) No fractional shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the portion of the Outstanding Amount that would otherwise be converted into such fractional share.

(b) If this Note is being converted pursuant to Section 2.1, the Holder shall surrender this Note, duly endorsed, to the Company concurrently with its Series A-1 Conversion Notice and the Note or, if less than all of the Outstanding Amount is being converted, the portion thereof that is being converted, shall thereupon be canceled. The Company will issue and deliver to Holder, a certificate or certificates representing the number of shares of Series A-1 Preferred Stock (together with a check payable to the Holder for any cash amounts in lieu of fractional shares as described in clause (a) above) to which the Holder is entitled pursuant to this Section 2 and, if less than all of the Outstanding Amount is being converted, a replacement Note for the portion thereof that is not being converted.

(c) If this Note is being converted pursuant to Section 2.2, the Holder shall surrender this Note, duly endorsed, to the Company as soon as practicable prior to the closing of the Financing and the Note or, if less than all of the Outstanding Amount is being converted, the portion thereof that is being converted, shall thereupon be canceled. Subject to and at the closing and at its expense, the Company will issue and deliver to Holder, a certificate or certificates representing the number of shares of Equity Securities (together with a check payable to the Holder for any cash amounts in lieu of fractional shares as described in clause (a) above) to which the Holder is entitled pursuant to this Section 2 and, if less than all of the Outstanding Amount is being converted, a replacement Note for the portion thereof that is not being converted.

2.4 Termination of Rights. Upon conversion of this Note in accordance with this Section, all rights with respect to this Note (or if less than all of the Outstanding Amount is being converted, the portion thereof that is being converted) shall terminate, whether or not the Note has been surrendered for cancellation, and the Company will be forever released from all of its obligations and liabilities under this Note or, if less than all of the Outstanding Amount is being converted, the portion thereof that is being converted, except its obligations pursuant to Section 2.3.

2.5 Change in Control. If the Company proposes to undergo a Change in Control prior to the Maturity Date and this Note has not then been converted into Series A-1 Preferred Stock pursuant to Section 2.1 or Equity Securities pursuant to Section 2.2, it will give Holder written notice (a “Change in Control Notice”) of its intention not less than ten (10) days prior to the date of the proposed closing of such Change in Control. The Holder shall surrender this Note to the Company for cancellation not later than three (3) days prior to the closing of such Change in Control. At the closing of such Change in Control the Note shall be marked “Cancelled pursuant to Section 2.5 of this Note” and Holder shall be entitled to receive an amount in cash equal to 1.5 times the Outstanding Amount (the “Change in Control Premium”), which shall be paid at the closing or as soon as practicable thereafter; provided that the Company shall have no obligation to pay the Change in Control Premium to the Holder unless and until the Note is surrendered for cancellation; and provided further if the Change in Control does not close, this Note shall continue in effect in accordance with its terms and the Change in Control Premium shall not be paid with respect to the Change in Control described in the Change in Control Notice. Upon payment of the Change in Control Premium all rights with respect to this Note shall terminate and the Company will be forever released from all of its obligations and liabilities under this Note. For purposes of this Section 2.5, “Change in Control” means any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, do not hold at least a majority of the Company’s or the resulting or surviving corporation’s voting power immediately after such consolidation, merger or reorganization, or the sale, lease, or other disposition of all or substantially all of the assets of the Company.

3. Payment. Except as set forth herein, all payments shall be made in lawful money of the United States of America at the principal offices of the Company. Payment shall be credited first to any accrued interest then due and payable and the remainder applied to principal.

4. Events of Default. The entire unpaid principal sum of this Note, together with any and all interest accrued but unpaid thereon, shall become immediately due and payable upon the occurrence of an Event of Default. An Event of Default shall be deemed to have occurred if:

(a) the Company shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of its property, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, (vi) take corporate action for the purpose of effecting any of the foregoing, or (vii) have an order for relief entered against it in any proceeding under the United States Bankruptcy Code;

(b) an order, judgment or decree shall be entered, without the application, approval or consent of the Company by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or appointing a receiver, trustee or liquidator of the Company or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 30 consecutive days; or

(c) the Company shall fail to pay as and when due any principal or interest hereunder and such nonpayment shall continue uncured for a period of five business days after written notice by the Holder thereof.

5. Transfer; Successors and Assigns. The Holder may not sell, assign, pledge, dispose of or otherwise transfer this Note without the prior written consent of the Company other than to affiliates of the Holder who are “accredited investors” and, if the Holder is an individual investor, for bona fide estate planning purposes. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name, of, the transferee. Interest and principal are payable only to the registered holder of this Note. The terms and conditions of this Note shall inure to the benefit of and binding upon the respective successors and assigns of the parties.

6. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

7. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and given as provided in the Note Purchase Agreement.

8. Amendments and Waivers. Subject to Section 11(f)(i) of the Agreement, this Note and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought. No waivers of any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

9. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

10. Pari Passu. The Notes issued under the Agreement rank equally and ratably without priority over one another. No payment, including any prepayment, shall be made hereunder unless payment, including any prepayment, is made with respect to the other Notes in an amount which bears the same ratio to the then outstanding unpaid principal amount of such other Notes as the payment made hereon bears to the then outstanding unpaid principal amount of this Note.

11. Headings. The headings in this Note are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

12. Benefits of this Note. Nothing in this Note shall be construed to give any person or corporation other than the Company and the Holder any legal or equitable right, remedy or claim under this Note and this Note shall be for the sole and exclusive benefit of the Company and the Holder and any other permitted holder or holders of the Note.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its authorized officer, as of the date first above written.

THAR PHARMACEUTICALS, INC.

By:
Raymond K. Houck
President and Chief Executive Officer

Exhibit 4.3

AMENDMENT TO 2012 CONVERTIBLE PROMISSORY NOTES

This Amendment (this “Amendment”) to the Convertible Promissory Notes is made and entered into as of April 8, 2016 by and among Thar Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the undersigned Purchasers (the “Purchasers”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Notes (as defined below).

RECITALS

WHEREAS, the Company and the Purchasers entered into that certain Amended and Restated Note and Warrant Purchase Agreement dated August 14, 2013 (as amended from time to time, the “Purchase Agreement”) pursuant to which certain persons were issued a Convertible Promissory Note (each, a “Note”, and collectively, the “Notes”) and a Stock Purchase Warrant (each, a “Warrant”, and collectively, the “Warrants”);

WHEREAS, pursuant to section 8 of each of the Notes and Section 11(f)(i) of the Purchase Agreement, any provision of any of the Notes may be amended or waived with the written consent of the Company and the Purchasers holding a majority of the principal amount of the Notes purchase pursuant to the Agreement (the “Majority Purchasers”);

WHEREAS, the undersigned Purchasers represent the Majority Purchasers; and

WHEREAS, the undersigned Majority Purchasers and the Company desire to amend the terms of each of the Notes issued pursuant to the Purchase Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and the Purchasers, intending to be legally bound, hereby agree as follows:

1. Section 2.2(a) of each Note is hereby amended by adding the following sentence to the end of such section:

“For the avoidance of doubt, the closing of a Qualified Financing (as defined herein) shall not be deemed a “Financing” as defined in this Section 2.2(a).”

2. Each Note is hereby amended by adding the following Section 2.2A immediately prior to Section 3:

“2.2A Trading Event Conversion.

(a) In the event (“Trading Event”) that shares of any class or series of the Company’s capital stock are listed for trading on a recognized national securities exchange or are traded in a market place designated by OTC Markets Group Inc. or quoted in another alternative trading system, in each case whether inside or outside of the

United States (“Publicly Traded Stock”), or are converted into or exchanged for shares of Publicly Traded Stock, then immediately prior to such listing or conversion, as applicable, the Outstanding Amount shall automatically be converted into shares of the Publicly Traded Stock. The number of shares of Publicly Traded Stock to be issued upon such conversion shall be determined as follows:

A =	B x C

A =	the number of shares of Publicly Traded Stock to be issued upon conversion of the Note

B =	the quotient that is obtained by dividing the Outstanding Amount by $11.68 (subject to adjustment upon any stock split or stock combination of the Series A-1 Preferred Stock; provided that no such adjustments shall be made if the conversion ratio of the Series A-1 Convertible Preferred Stock already reflects such event)

C =	the ratio at which a share of the Company’s Series A-1 Convertible Preferred Stock outstanding immediately prior to such Trading Event is converted in shares of Public Traded Stock or, if the shares of the Company’s Series A-1 Convertible Preferred Stock have been converted into common stock or other securities prior to such Trading Event, the ratio at which the shares of common stock or other securities received upon conversion of a share of Series A-1 Convertible Preferred Stock are converted into shares of Publicly Traded Stock.

(b) If the Company proposes to consummate a Trading Event prior to the Maturity Date and this Note has not then been repaid or converted into Equity Securities pursuant to Section 1.3, 2.1 or 2.2, it will give Holder written notice (a “Trading Event Notice”) of its intention not less than ten (10) days prior to the date of the proposed closing of such Trading Event. The Trading Event Notice will describe the material facts and terms of the Trading Event.

(c) Upon and in connection with the conversion of the Note pursuant to this Section 2.2A, the Holder will take such actions and execute such agreements as may reasonably be requested by the Company, including, without limitation, a 180-day lock-up agreement. Holder also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the closing of the Trading Event for cancellation; provided, however, that upon the closing of the Trading Event, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence.”

3. Except as effected by this Amendment, the terms and provisions of the Purchase Agreement, the Notes and the Warrants shall remain unchanged and in full force and effect.

4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment may be executed and delivered by facsimile, or by e-mail in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

5. This Amendment shall be governed by, and construed in accordance with, the Delaware General Corporation Law, without reference to principles of conflict of laws or choice of laws.

6. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

7. The Notes, the Warrants and the Purchase Agreement, as modified by this Amendment, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment to Convertible Promissory Notes as of the date first written above.

COMPANY:

THAR PHARMACEUTICALS, INC.

By:
	Name:	Raymond K. Houck
	Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has executed this Amendment to Convertible Promissory Notes as of the date first written above.

PURCHASERS:

If a legal entity:		If an individual:

Entity Name:
(signature)
By:
(signature)
Name:			(print name)
Title:
Address:
Address:

Email:		Email:

Fax:		Fax:

Date:		Date: